Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of the subsidiaries of FSB Community Bankshares, Inc.:

Name	State of Incorporation

Fairport Savings Bank	Federal

Oakleaf Services Corporation *	New York

* Subsidiary of Fairport Savings Bank